FOR IMMEDIATE RELEASE

Investor Contacts: Media Contacts:

Christopher Chai John Bluth

Vice President, Treasury and Investor Relations Senior Director, Corporate Communications

CV Therapeutics, Inc. CV Therapeutics, Inc.

(650) 384-8560 (650) 384-8850

Emily Wilson

Fleishman-Hillard

(212) 453-2459

FDA APPROVES RANEXA

--Conference Call on Sunday, January 29, 2006--

PALO ALTO, Calif., January 27, 2006 -- CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that the U.S. Food and Drug Administration (FDA) has approved Ranexa™ (ranolazine extended-release tablets).

The approved indication is as follows: Ranexa is indicated for the treatment of chronic angina. Because Ranexa prolongs the QT interval, it should be reserved for patients who have not achieved an adequate response with other anti-anginal drugs. Ranexa should be used in combination with amlodipine, beta blockers or nitrates. The effect on angina rate or exercise tolerance appeared to be smaller in women than men.

Complete prescribing information for Ranexa, including detailed safety and dosage information, will be available soon at www.cvt.com.

The approval of Ranexa marks the first new pharmaceutical approach to treat angina in more than 20 years in the United States. CV Therapeutics anticipates that Ranexa will be available in pharmacies in late March.

"Patients will now have access to a new angina therapy for the first time in decades," said Louis G. Lange, M.D., Ph.D., CV Therapeutics chairman and chief executive officer. "CV Therapeutics is very proud to have succeeded in bringing this innovative new product to the market, and we look forward to educating cardiology specialists about Ranexa."

Conference Call

Company management will webcast a conference call on Sunday, January 29, 2006, at 4:00 p.m. EST, 1:00 p.m. PST, on the company's website. To access the live webcast, please log on to the company's website at www.cvt.com and go to the Investor Information section. Alternatively, domestic callers may participate in the conference call by dialing (888) 370-6121, and international callers may participate in the conference call by dialing (706) 679-7163. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Sunday, February 5, 2006. Domestic callers can access the replay by dialing (800) 642-1687, and international callers can access the replay by dialing (706) 645-9291; the PIN access number is 4913253.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved products include RanexaTM (ranolazine extended-release tablets) and ACEON® (perindopril erbumine) Tablets. Ranexa is indicated for the treatment of chronic angina. Because Ranexa prolongs the QT interval, it should be reserved for patients who have not achieved an adequate response with other anti-anginal drugs. Ranexa should be used in combination with amlodipine, beta blockers or nitrates. The effect on angina rate or exercise tolerance appeared to be smaller in women than men. In addition, CV Therapeutics co-promotes ACEON, an ACE inhibitor, for reduction of the risk of cardiovascular mortality or non-fatal myocardial infarction in patients with stable coronary artery disease and treatment of essential hypertension.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Regadenoson has not been approved for marketing by any regulatory authorities.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development, clinical studies, regulatory review and approval, and commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the conduct and timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of products; market acceptance of products; product labeling; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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